                                                                           NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2014
FOURTH QUARTER FINANCIAL RESULTS

• Fourth Quarter Sales and Earnings Highest of the Fiscal Year
• Improving Outlook for North American Oil and Gas
• Demand from Customers in Asia Continues at Record Levels
• Net Cash at June 30, 2014 was $6,353,000
• Six-Month Backlog Up 15% Sequentially to $66,102,000 at June 30, 2014

RACINE, WISCONSIN—August 5, 2014— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2014 fourth quarter ended June 30, 2014.

Sales for the fiscal 2014 fourth quarter were $73,566,000, compared to $75,931,000 for the same period last year.  Sales were up sequentially 21.2 percent versus the fiscal 2014 third quarter.  The improvement was largely driven by increased shipments of land-based transmission systems, in particular shipments of product for the North American and Asian oil and gas markets.  For fiscal 2014, sales were $263,909,000, compared to $285,282,000 for fiscal 2013.  The decrease in sales was primarily a result of lower commercial marine transmission sales after a record year in fiscal 2013, softness in the global industrial product markets and continued weakness in the global mega yacht market.  Sales of land-based transmission products were relatively stable year-over-year, while experiencing growth in shipments and order activity at the end of the fiscal year.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Fiscal 2014 ended with encouraging momentum in the North American oil and gas market.  We saw significant improvements in shipments and orders in the fourth quarter for our 8500 and 7500 series oil and gas transmission systems.  We anticipate further improvements in the North American pressure pumping market to occur throughout fiscal 2015, but at a gradual pace versus the rapid expansion we experienced in fiscal 2011.  Our commercial marine markets remain strong due to continued demand for our marine transmission systems in the U.S. Gulf Coast and throughout Asia.  Sales outside of North America represented 55 percent of overall sales for fiscal 2014, compared to 51 percent last fiscal year.  Sales into Asia Pacific increased to 29 percent of total sales, compared to 27 percent in fiscal 2013, with sales into the Chinese market continuing at a record pace and representing nearly 13 percent of fiscal 2014 sales.  Our global manufacturing, distribution and service networks are providing further opportunities to grow internationally and the Indian manufacturing facility we opened last fiscal year is ramping up quickly and exceeding our expectations.”

Gross margin for the fiscal 2014 fourth quarter was 29.2 percent, compared to 27.2 percent in the fiscal 2013 fourth quarter.  The increase in fiscal 2014 fourth quarter gross margin was the result of a more profitable mix of business, improved absorption at the Company’s North American manufacturing operation and lower warranty expense.  For fiscal 2014, gross margin was 29.3 percent, compared to 28.1 percent for fiscal 2013.

For the fiscal 2014 fourth quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.2 percent, compared to 22.5 percent for the fiscal 2013 fourth quarter.  ME&A expenses increased $730,000, or 4.3 percent, in the fourth quarter versus the same period last fiscal year.  For fiscal 2014, ME&A expenses, as a percentage of sales, were 25.5 percent, compared to 23.8 percent for fiscal 2013.  For fiscal 2014, ME&A expenses decreased $493,000, or 0.7 percent, versus fiscal 2013.  In the fiscal 2014 fourth quarter, the Company incurred expenses related to the investigation, severance costs and additional audit fees totaling $567,000 associated with the previously announced discovery of accounting irregularities at its Belgian operation.  The investigation was completed in the fourth fiscal quarter and did not identify any additional matters requiring adjustment to the Company’s financial statements. In addition, the Company recorded a $572,000 net unfavorable adjustment related to the cash surrender value of various employee split-dollar life insurance policies in the fourth fiscal quarter, largely due to the rollout of a policy to the Company’s former Chief Executive Officer as a result of his retirement.  The Company also recorded a $320,000 charge in the fiscal 2014 fourth quarter related to sales and use tax following the completion of a nexus study at its North American distribution operations.  Adjusting for these one-time items, ME&A expenses were down year-over-year due to a continued focus on controlled spending at the Company’s North American and European operations and lower stock-based compensation expense (a decrease of $1,497,000), partially offset by increased spending in the Company’s growing Asia operations and on corporate engineering and development projects.

The fiscal 2014 fourth quarter tax rate is 34.5 percent, compared to the fiscal 2013 fourth quarter rate of 89.2 percent.  Both periods were impacted by the non-deductibility of operating losses in a certain foreign jurisdiction that is subject to a full valuation allowance.  Adjusting both quarters for the non-deductible losses, the fiscal 2014 rate would have been 31.2 percent compared to 40.6 percent for fiscal 2013.  The fourth quarter of fiscal 2014 benefited from favorable provision to return adjustments in multiple foreign jurisdictions.  The full year effective tax rate for fiscal 2014 is 52.2 percent, which is in line with the prior year rate of 54.0 percent.  However, the full year effective rates are also impacted by the non-deductibility of operating losses in a certain foreign jurisdiction that is subject to a full valuation allowance.  Adjusting both fiscal years for the non-deductible losses, the fiscal 2014 full year rate would have been 32.7 percent compared to 38.4 percent for the same period in fiscal 2013.  The fiscal 2014 rate was favorably impacted by a change in the jurisdictional mix of earnings, along with favorable provision to return adjustments recorded in the fiscal 2014 third and fourth quarters.

Net earnings attributable to Twin Disc for the fiscal 2014 fourth quarter were $2,324,000, or $0.21 per diluted share, compared to net earnings of $47,000, or $0.00 per diluted share, for the fiscal 2013 fourth quarter.  For fiscal 2014, net earnings attributable to Twin Disc were $3,644,000, or $0.32 per diluted share, compared to $3,882,000, or $0.34 per diluted share for fiscal 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $6,533,000 for the fiscal 2014 fourth quarter, compared to $4,729,000 for the fiscal 2013 fourth quarter.  For fiscal 2014, EBITDA was $19,463,000, compared to $21,141,000 for fiscal 2013.

Christopher J. Eperjesy, Vice President — Finance, Chief Financial Officer and Treasurer, stated: “We ended fiscal 2014 with one of the strongest capital positions in our history.  Supplementing our strong balance sheet, we finalized a new $60,000,000 revolver and entered into a $50,000,000 senior note shelf facility during the fourth quarter.  The Company’s strong balance sheet and access to capital provides significant financial flexibility to support our long-term growth initiatives, including potential acquisitions.  The Company experienced another fiscal year of strong operating cash flow, generating $25,749,000 of cash from operating activities in fiscal 2014.  Total debt at June 30, 2014 declined 32.2 percent to $18,404,000 from $27,153,000 at June 30, 2013.  The Company’s cash position at June 30, 2014 increased 19.5 percent to $24,757,000 from $20,724,000 at June 30, 2013. Our inventory levels declined 7.2 percent sequentially and 5.1 percent from the end of fiscal 2013, helping reduce working capital at June 30, 2014 to $123,051,000.  For fiscal 2014 we invested $7,245,000 in capital expenditures and anticipate investing approximately $15,000,000 in our global facilities during fiscal 2015.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2014 was $66,102,000 compared to $57,599,000 at March 28, 2014 and $66,765,000 at June 30, 2013.  The $8,503,000 increase in backlog from the fiscal 2014 third quarter represents the third consecutive quarterly increase in backlog and the largest sequential increase since the beginning of fiscal 2012.  The uptick in our six-month backlog was primarily a result of improving activity for our oil and gas transmission systems.  The positive momentum we are experiencing in the North American oil and gas market as well as stable demand from the global commercial marine markets is encouraging.  Looking forward, we expect fiscal 2015 to show both top and bottom line improvement.  Further, we continue to look at ways to utilize our strong balance sheet and global footprint to support additional growth strategies.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, August 5, 2014. To participate in the conference call, please dial 888-438-5524 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 5, 2014 until midnight August 12, 2014. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 8755613.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net sales	$73,566	$75,931	$263,909	$285,282
Cost of goods sold	52,051	55,308	186,655	205,257
Gross profit	21,515	20,623	77,254	80,025

Marketing, engineering and administrative expenses	17,834	17,104	67,406	67,899
Impairment charge	-	1,405	-	1,405
Restructuring of operations	(133)	708	961	708
Earnings from operations	3,814	1,406	8,887	10,013
Interest expense	239	434	936	1,435
Other (income), net	(60)	(636)	(145)	(659)
Earnings before income taxes and noncontrolling interest	3,635	1,608	8,096	9,237
Income taxes	1,253	1,435	4,226	4,986

Net earnings	2,382	173	3,870	4,251
Less: Net earnings attributable to
noncontrolling interest, net of tax	(58)	(126)	(226)	(369)
Net earnings attributable to Twin Disc	$2,324	$47	$3,644	$3,882

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.21	$0.00	$0.32	$0.34
Diluted earnings per share attributable to Twin Disc common shareholders	$0.21	$0.00	$0.32	$0.34

Weighted average shares outstanding data:
Basic shares outstanding	11,264	11,236	11,258	11,304
Diluted shares outstanding	11,271	11,311	11,264	11,377

Dividends per share	$0.09	$0.09	$0.36	$0.36

Comprehensive income:
Net earnings	$2,382	$173	$3,870	$4,251
Other comprehensive income (loss): Foreign currency translation adjustment	(293)	(2,073)	3,760	447
Benefit plan adjustments, net	4,620	6,326	6,126	8,322
Comprehensive income	6,709	4,426	13,756	13,020
Comprehensive earnings attributable to noncontrolling interest	(58)	(126)	(226)	(369)
Comprehensive income attributable to Twin Disc	$6,651	$4,300	$13,530	$12,651

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net earnings attributable to Twin Disc	$2,324	$47	$3,644	$3,882
Interest expense	239	434	936	1,435
Income taxes	1,253	1,435	4,226	4,986
Depreciation and amortization	2,717	2,813	10,657	10,838
Earnings before interest, taxes, depreciation and amortization	$6,533	$4,729	$19,463	$21,141

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2014	2013
ASSETS
Current assets:
Cash	$24,757	$20,724
Trade accounts receivable, net	40,219	46,331
Inventories, net	97,579	102,774
Deferred income taxes	4,779	5,280
Other	12,697	13,363

Total current assets	180,031	188,472

Property, plant and equipment, net	60,267	62,315
Goodwill, net	13,463	13,232
Deferred income taxes	2,556	7,614
Intangible assets, net	2,797	3,149
Other assets	7,871	10,676

TOTAL ASSETS	$266,985	$285,458

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,604	$3,681
Accounts payable	22,111	20,651
Accrued liabilities	31,265	39,171

Total current liabilities	56,980	63,503

Long-term debt	14,800	23,472
Accrued retirement benefits	37,006	48,290
Deferred income taxes	1,778	2,925
Other long-term liabilities	4,110	3,706

Total liabilities	114,674	141,896

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,973	13,183
Retained earnings	183,695	184,110
Accumulated other comprehensive loss	(15,943)	(25,899)

	179,725	171,394
Less treasury stock, at cost (1,837,595 and 1,886,516 shares, respectively)	28,141	28,890

Total Twin Disc shareholders' equity	151,584	142,504

Noncontrolling interest	727	1,058
Total equity	152,311	143,562

TOTAL LIABILITIES AND EQUITY	$266,985	$285,458

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)
	Twelve Months Ended
	June 30, 2014	June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$3,870	$4,251
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,657	10,838
Loss on sale of plant assets	26	287
Impairment charge	-	1,405
Stock compensation expense	1,184	2,681
Restructuring of operations	961	708
Provision for deferred income taxes	519	687
Net change in working capital, excluding cash and debt, and other	8,532	3,619
Net cash provided by operating activities	25,749	24,476

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of plant assets	103	315
Capital expenditures	(7,245)	(6,582)
Other, net	34	(231)
Net cash used by investing activities	(7,108)	(6,498)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	32
Payments of notes payable	(3,651)	(96)
Borrowings under revolving loan agreement	70,443	83,450
Repayments under revolving loan agreement	(75,544)	(88,382)
Proceeds from exercise of stock options	-	189
Acquisition of treasury stock	-	(3,069)
Dividends paid to shareholders	(4,059)	(4,079)
Dividends paid to noncontrolling interest	(486)	(204)
Excess tax benefits from stock compensation	524	1,451
Other	(2,170)	(1,699)
Net cash used by financing activities	(14,943)	(12,407)

Effect of exchange rate changes on cash	335	(548)

Net change in cash	4,033	5,023

Cash:
Beginning of period	20,724	15,701

End of period	$24,757	$20,724

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